Exhibit 23
Consent of Independent Registered Public Accounting Firm
The board of directors
Unisys Corporation:
We consent to the incorporation by reference in the registration statement (No. 333-231642, 333-40012, 333-114718, 333-145429, 333-156569, 333-171004, 333-171005, 333-192040, and 333-211020) on Form S-8 and in the registration statement (No. 333-225576) on Form S-3 and in the registration statement (No. 333-74745) on Form S-4 of Unisys Corporation of our reports dated February 28, 2020, with respect to the consolidated balance sheets of Unisys Corporation as of December 31, 2019 and 2018, the related consolidated statements of income, comprehensive income (loss), cash flows and deficit for each of the years in the three-year period ended December 31, 2019, and the related notes and financial statement schedule (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10-K of Unisys Corporation.
Our report on the consolidated financial statements refers to changes in accounting principle for leases and revenue recognition due to the adoption of new accounting standards.
/s/ KPMG LLP
Philadelphia, Pennsylvania
February 28, 2020